Exhibit 23.1

Consent of Ernst & Young LLP, Independent Auditors

We consent to the reference to our firm under the caption “Experts” in Amendment No. 1 to the Registration Statement (Form S-3, No. 333-112659) and related Prospectus of Integral Systems, Inc. and subsidiaries for the registration of 209,926 shares of its common stock and to the incorporation by reference therein of our report dated November 21, 2003, with respect to the consolidated financial statements of Integral Systems, Inc. and subsidiaries as of September 30, 2003 and 2002 and for each of the years then ended included in its Annual Report (Form 10-K) for the year ended September 30, 2003, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

McLean, Virginia

March 5, 2004